Exhibit 4.5

MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

From

MIDAMERICAN ENERGY COMPANY

To

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS COLLATERAL TRUSTEE

Dated:             , 2013

LEGAL DESCRIPTION: See Exhibit A

MidAmerican Energy Company

666 Grand Avenue, Suite 500

Des Moines, Iowa 50309-2580

Attention: Corporate Secretary

PREPARED BY:

Gibson Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, California 94105-0921

Attention: Deborah A. Cussen, Esq.

Phone: 415-393-8226

UPON RECORDATION

RETURN TO:

MidAmerican Energy Company

666 Grand Avenue, Suite 500

Des Moines, Iowa 50309-2580

Attention: Corporate Secretary

THIS MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT dated as of             , 2013 (as it may be amended, supplemented, replaced or otherwise modified from time to time, this “Mortgage”), by MIDAMERICAN ENERGY COMPANY, an Iowa corporation, having an office at 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309-2580 (together with its successors and permitted assigns, the “Mortgagor”), to THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., having an office at             , as Collateral Trustee for the benefit of the Secured Parties (as such terms are defined below) (in such capacity, the “Mortgagee”).

WITNESSETH THAT:

Reference is made to: (a) an Indenture, dated as of             , 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Mortgage Bond Indenture”), between the Mortgagor and The Bank of New York Mellon Trust Company, N.A., as Trustee (in such capacity, the “Mortgage Bond Trustee”), pursuant to which the Mortgagor is issuing and may in the future issue bonds in various series (the “Mortgage Bonds” and, collectively with the Mortgage Bond Indenture, the “Mortgage Bond Documents”); (b) an Indenture, dated as of October 1, 2006 (as supplemented by the First Supplemental Indenture dated as of October 6, 2006, the Second Supplemental Indenture dated as of June 29, 2007, the Third Supplemental Indenture dated as of March 25, 2008 and as further amended, restated, supplemented or otherwise modified from time to time, the “2006 Notes Indenture”) between the Mortgagor and The Bank of New York Mellon Trust Company, N.A., as Trustee (in such capacity, the “2006 Indenture Trustee”), pursuant to which the Mortgagor has issued its 5.80% Notes due 2036, 5.95% Notes due 2017 and 5.30% Notes due 2018 in an aggregate principal amount of $950,000,000 Outstanding (as defined in the Mortgage Bond Indenture) (the “2006 Indenture Notes” and, collectively with the 2006 Notes Indenture, the “2006 Indenture Notes Documents”); and (c) an Indenture, dated as of February 8, 2002 (as supplemented by the First Supplemental Indenture dated as of February 8, 2002, the Second Supplemental Indenture dated as of January 14, 2003, the Third Supplemental Indenture dated as of October 1, 2004, the Fourth Supplemental Indenture dated as of November 1, 2005 and as further amended, restated, supplemented or otherwise modified from time to time, the “2002 Notes Indenture” and together with the 2006 Notes Indenture, the “Equal and Ratable Notes Indentures”) between the Mortgagor and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York), as Trustee (in such capacity, the “2002 Indenture Trustee”), pursuant to which the Mortgagor has issued 6.750% Notes due 2031, 4.650% Notes due 2014 and 5.750% Notes due

2035 in an aggregate principal amount of $1,050,000,000 Outstanding (the “2002 Indenture Notes” and, collectively with the 2002 Notes Indenture, the “2002 Indenture Notes Documents”; the 2002 Indenture Notes and 2006 Indenture Notes collectively being the “Equal and Ratable Notes”);.

No Mortgage Bonds may be issued until the execution and delivery by Mortgagor of this Mortgage to secure the obligations of the Mortgagor to pay the principal of, premium, if any, and interest on, the Mortgage Bonds (whether now existing or hereinafter issued) and all obligations of the Mortgagor to the Mortgage Bond Trustee under the Mortgage Bond Indenture (such obligations, the “Mortgage Bond Obligations”).

Pursuant to the provisions of the Equal and Ratable Notes Indentures, the Mortgagor may not create or assume any mortgage, pledge or other lien or encumbrance upon any Principal Facility (as defined in the Collateral Trust Agreement (as defined below)) or any interest the Mortgagor may have therein, without equally and ratably securing the Equal and Ratable Notes Obligations (as defined in the Collateral Trust Agreement).

All or a substantial portion of the Mortgaged Property (as defined in the Mortgage Bond Indenture, referred to hereinafter as the “Shared Collateral”), which is intended by the Mortgagor to secure the Mortgage Bond Obligations, consists of Principal Facilities and/or interests of the Mortgagor therein, and thus is subject to the requirements of the Equal and Ratable Notes Indentures described in the immediately preceding paragraph.

As used in this Mortgage, the term “Secured Parties” shall have the meaning given to such term in the Intercreditor and Collateral Trust Agreement dated as of             , 2013 (the “Collateral Trust Agreement”), by and among the Mortgagor, the Mortgagee, the Mortgage Bond Trustee, the 2006 Indenture Trustee and the 2002 Indenture Trustee.

In connection with the Mortgage Bond Indenture, and pursuant to the requirements of the Equal and Ratable Notes Indentures, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Secured Obligations (as hereinafter defined).

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and to secure the payment of the principal of, premium, if any, and interest, if any, on the Secured Obligations (as defined in the Collateral Trust Agreement), and in consideration of the premises, the Mortgagor does hereby GRANT, BARGAIN, SELL, WARRANT, RELEASE, CONVEY WITH POWER OF SALE, ASSIGN, TRANSFER, MORTGAGE, PLEDGE, SET OVER AND CONFIRM unto the Mortgagee, all of the Mortgagor’s interest in (i) the real property, rights and interests in real property described in Exhibit A, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”); (ii) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land subject to the Permissible Encumbrances, (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”); (iii) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); (iv) to the extent mortgageable or assignable all rights, privileges, tenements, hereditaments, rights of way, easements, appendages and appurtenances appertaining to the foregoing; (v) all of Mortgagor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”); and (vi) subject to Article XIII of the Mortgage Bond Indenture, all of the property, rights and interests in property in the State of Iowa acquired by the Mortgagor after the date of the execution of this Mortgage which are integral parts of or used or to be used as integral parts of the electric generating, transmission and distribution operations of the Mortgagor in the Counties of             , State of Iowa, which shall be and are by the terms hereof fully granted and conveyed by this Mortgage and as fully embraced within the lien created by this Mortgage as if such property, rights and interests in property were now owned by the Mortgagor and were specifically described herein and conveyed hereby, and all cash, securities, instruments and other property delivered to the Mortgagee by or on behalf of the Mortgagor and/or otherwise held by the Mortgagee as required pursuant to the terms of the Mortgage Bond Indenture, the Collateral Trust Agreement or the Mortgage (the foregoing property, the “Mortgaged Property”).

Notwithstanding anything to the contrary contained in the foregoing, the term “Mortgaged Property” shall not include any Excepted Property (as defined below); provided, that Mortgagor expressly reserves the right, at any time and from time to time, by one or more Supplemental Mortgages, to subject to the lien and operation of this Mortgage any part or all of the Excepted Property upon such terms and conditions and subject to such restrictions, limitations and reservations as may be set forth in such Supplemental Mortgage or Supplemental Mortgages.

As used herein, “Excepted Property” means all of the following described property, whether now owned or hereafter acquired by the Mortgagor:

(i) all cash, shares of stock, bonds, notes and other obligations and securities (x) not deposited, or required to be deposited, with the Mortgagee by the express provisions of the Mortgage Bond Indenture, the Collateral Trust Agreement or this Mortgage, as applicable or (y) held by the Mortgagee for the benefit of the 2002 Indenture Trustee or the 2006 Indenture Trustee, as applicable, pursuant to the second paragraph of Section 3.01(a) of the Collateral Trust Agreement or any successor or substitute provision;

(ii) all bills, notes and other instruments, accounts receivable, claims, credits, judgments, demands, general intangibles, choses in action, permits, franchises, patents, patent applications, patent licenses and other patent rights, trade names, trademarks, and all contracts, leases and agreements of whatsoever kind and nature, not pledged or required to be pledged with the Mortgagee pursuant to the terms of the Mortgage Bond Indenture;

(iii) all merchandise, equipment, spare parts, tools, materials, supplies and fuel held for sale or lease in the ordinary course of business or for use or consumption in, or in the operation of, any properties of, or for the benefit of, the Mortgagor, or held in advance of use thereof for maintenance, replacement or fixed capital purposes;

(iv) all electricity, gas, steam, water and other materials, products or services generated, manufactured, produced, provided or purchased by the Mortgagor for sale or distribution or used or to be used by the Mortgagor;

(v) all railcars, aircraft, watercraft, automobiles, buses, trucks, tractors, trailers and similar vehicles and movable equipment, and all components, spare parts, accessories, supplies and fuel used or to be used in connection with any of the foregoing;

(vi) all office furniture and office equipment;

(vii) all leasehold interests and leasehold improvements;

(viii) the last day of the term of any lease or leasehold now owned or hereafter acquired by the Mortgagor which is specifically subjected to the lien of this Mortgage;

(ix) all timber, crops, sand, gravel, rocks, earth, natural gas, oil, coal, uranium and other minerals, products or components of land and minerals, harvested, mined or extracted from or otherwise separated from the earth, or lying or being upon, within or under any properties of the Mortgagor, including Mortgaged Property, and timber, crops, sand, gravel, rocks, earth, natural gas, oil, coal, uranium and other land and mineral rights, leases and royalties and income therefrom, and rights to explore for minerals;

(x) except as the same may be specifically subjected to the lien of this Mortgage, all nuclear fuel, cores and materials;

(xi) all satellites and other equipment and materials used or to be used in outer space; all business machines; all communications equipment; all computer equipment; all record production, storage and retrieval equipment; all telephone equipment; and all components, spare parts, accessories, programs and supplies used or to be used in connection with any of the foregoing;

(xii) all real or personal property which meets all of the following conditions:

(A) is not specifically described in Exhibit A to this Mortgage,

(B) is not specifically subjected or required to be subjected to the lien of this Mortgage by any express provision of this Mortgage or the Mortgage Bond Indenture, and

(C) is not an integral part of or used or to be used (I) as an integral part of the electric generating, transmission and distribution operations of the Mortgagor in the State of Iowa, or (II) in connection with the operation of any property specifically subjected or required to be subjected to the lien of this Mortgage by the express provisions of this Mortgage or the Mortgage Bond Indenture;

(xiii) all real and personal property which is not in the State of Iowa;

(xiv) the franchise of the Mortgagor to be a corporation; and

(xv) all books and records.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject to Permissible Encumbrances (as such term is defined in the Mortgage Bond Indenture) and to satisfaction and release or assignment as provided in Section 3.04.

ARTICLE I

Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01. Due Execution, Delivery and Enforceability. Mortgagor represents and warrants to the Mortgagee that this Mortgage has been duly executed and delivered by the Mortgagor and constitutes a legal, valid and binding obligation of the Mortgagor, enforceable in accordance with its terms.

SECTION 1.02. Title. The Mortgagor represents and warrants to the Mortgagee that (a) except for the Permissible Encumbrances (as defined in the Mortgage Bond Indenture) Mortgagor owns the Mortgaged Property free and clear of any liens and (b) this Mortgage creates valid, enforceable first priority liens and security interests (subject to Permissible Encumbrances) against the Mortgaged Property.

SECTION 1.03. First Lien Status. The Mortgagor shall preserve and protect the first lien and security interest status (subject to Prior Liens permitted by the Mortgage Bond Indenture and other Permissible Encumbrances) of this Mortgage to the extent related to the Mortgaged Property.

SECTION 1.04. Payment and Performance. The Mortgagor shall pay the Secured Obligations when due and perform its obligations under the Mortgage Bond Indenture and Equal and Ratable Bond Indentures, as applicable.

SECTION 1.05. Mortgagor’s Possession and Use. Subject to the terms of the Mortgage Bond Indenture, the Mortgagor shall be suffered and permitted to possess, enjoy, use and operate the Mortgaged Property (except cash or securities paid to or deposited with or required by the express terms of this Mortgage or the Mortgage Bond Indenture to be paid to or deposited with the Mortgagee) and to take and use any and all tolls, rents, revenues, earnings, interest, dividends, royalties, issues, income and profits thereof, as if this Mortgage had not been made, with power in the ordinary course of business to alter, repair, change and add to its buildings, structures and any or all of its plant and equipment constructed or owned or hereafter constructed or acquired by the Mortgagor, and hereby granted, bargained, sold, warranted, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed, to the Mortgagee, or intended so to be, all in accordance with usual and customary practice in similar types of transactions.

SECTION 1.06. Actions Without Consent. The Mortgagor may at any time and from time to time, without any release or consent by the Mortgage Bond Trustee or the Mortgagee, take any action set forth in Section 10.02 of the Mortgage Bond Indenture.

SECTION 1.07. Inspection. In each and every case of an Event of Default, and during the continuance thereof, the Mortgagee directly or by its agents or attorney may, to the extent permitted by law, enter upon the Property; may exclude the Mortgagee and its agents and employees wholly therefrom; either directly or by its receivers, agents, employees or attorneys, may use, operate, manage and control the Mortgaged Property, and conduct the business of the Mortgaged Property in any reasonable manner; may make all repairs, renewals, replacements and useful alterations, additions, betterments and improvements to the Mortgaged Property as the Mortgagee may deem necessary and proper; may manage and operate the Mortgaged Property and exercise all rights and powers of the Mortgagor in respect thereof, and be entitled to collect and receive all tolls, earnings, income, rents, issues and profits thereof and apply the same as provided in the Collateral Trust Agreement.

SECTION 1.08. Release of Certain Mortgaged Property. Subject to the Mortgagor’s satisfaction of the conditions set forth in Sections 10.03, 10.04, 10.05 or 10.06 of the Mortgage Bond Indenture, as applicable, upon direction from the Mortgage Bond Trustee from time to time, the Mortgagee shall, at the Mortgagor’s expense, execute and deliver to the Mortgagor the documents and instruments described in Sections 10.03(a), 10.04(a), 10.05(a)(i) or 10.06(a)(i), as applicable, of the Mortgage Bond Indenture, releasing from the Lien of the Mortgage any Mortgaged Property for which the conditions set forth in Sections 10.03, 10.04, 10.05 and/or 10.06 of the Mortgage Bond Indenture have been satisfied.

SECTION 1.09. Substituted Property. All rights and property (other than cash) acquired by the Mortgagor by exchange or purchase to take the place of, or in consideration for, any Mortgaged Property surrendered, modified, released (other than pursuant to Section 10.05,

Section 10.06 or Section 10.07 of the Mortgage Bond Indenture) or sold, under this Mortgage and the Mortgage Bond Indenture, shall forthwith and without further conveyance, transfer or assignment become subject to the Lien of this Mortgage; and the Mortgagor, to the extent necessary to comply with any applicable legal requirements for the full protection of the Secured Parties, will grant, bargain, sell, warrant, release, convey, assign, transfer, mortgage, pledge, set over and confirm any and all such property to the Mortgagee, by proper deeds or other instruments, which the Mortgagor will duly record and file, and rerecord and refile, in all places required for the proper protection of the Secured Parties, upon the trusts and for the purposes of this Mortgage and the Mortgage Bond Indenture.

SECTION 1.10. Security Agreement. This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”) and other applicable law. The Mortgagor has hereby granted unto the Mortgagee a security interest in and to all the Mortgaged Property owned by the Mortgagee described in this Mortgage that is not real property (“Personal Property”). The Mortgagor hereby appoints the Mortgagee and its successors and assigns, as its true and lawful attorney-in-fact and agent, which agency is coupled with an interest and with fully power of substitution, for the Mortgagor and in its name, place and stead, in any and all capacities, after the occurrence and continuation of an Event of Default (as such term is defined in the Collateral Trust Agreement), to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence. The Mortgagee shall have all rights and remedies with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded the Mortgagee hereunder.

SECTION 1.11. Filing and Recording. The Mortgagor will cause this Mortgage and any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance reasonably necessary to create, perfect and preserve Mortgagee’s security interest hereunder, to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of the Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04. The Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument or any instrument of further assurance.

SECTION 1.12. Further Assurances. The Mortgagor will, at the cost of the Mortgagor and without expense to the Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as required or as the Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto the Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on written demand, the Mortgagor will also execute and deliver and hereby appoints the Mortgagee (and its successors and assigns) as its true and lawful attorney-in-fact and agent, which agency is coupled with an interest and with full power of substitution, upon the occurrence and continuation of an Event of Default, for the Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so (provided that the Mortgagee shall not be required to do so), one or more financing statements, chattel mortgages or comparable security instruments reasonably required to evidence more effectively the lien hereof upon the personal property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

SECTION 1.13. Additions to Mortgaged Property. Subject to the limitations set forth in the Mortgage Bond Indenture, all right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutions and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Mortgaged Property, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, deeds of trust, conveyances or assignments thereof as reasonably necessary for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

SECTION 1.14. No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof.

SECTION 1.15. Receiver, Trustee, Etc. In case a receiver or trustee of the Mortgagor, or of all or a substantial part of the Mortgaged Property or business of the Mortgagor, shall be lawfully appointed, all acts or requests which the Mortgagor may do or make under the foregoing provisions of this Article I or Article X of the Mortgage Bond Indenture may be done or made by such receiver or trustee. In case the Mortgagee shall be in possession of the Mortgaged Property under this Mortgage, the Mortgagee in its absolute discretion, without any action or request by the Mortgagor or any receiver or trustee, and without thereby limiting any other right or power of the Mortgagee, may take any action authorized by this Mortgage to be taken by the Mortgagor, by the Mortgagor and the Mortgagee or by the Mortgagee on the request of the Mortgagor notwithstanding the continuance of any Event of Default.

SECTION 1.16. Covenants Running with the Land. All Secured Obligations contained in this Mortgage are intended by the Mortgagor and the Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Mortgage Bond Indenture, the Collateral Trust Agreement and the Equal and Ratable Bond Indentures; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee. In addition, all of the covenants of the Mortgagor in the Mortgage Bond Indenture are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.

SECTION 1.17. Fixture Filing. (a) Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC), upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of the UCC upon such portions of the Mortgaged Property that are or become fixtures.

(b) The real property to which the fixtures relate is described in Exhibit A attached hereto. The record owner of the real property described in Exhibit A attached hereto is the Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage. The Mortgagor’s business identification number assigned by the Office of the Secretary of State of the State of Iowa is 177228. The Mortgagor shall inform the Mortgagee (and take any steps required by Sections 1.11 and 1.12) if any of the Mortgagor’s information set forth in this subparagraph (b) shall change.

ARTICLE II

Defaults and Remedies

SECTION 2.01. Events of Default. Any Event of Default under the Collateral Trust Agreement (as such term is defined therein) shall constitute an event of default (an “Event of Default”) under this Mortgage.

SECTION 2.02. Rights to Take Possession, Operate and Apply Revenues. (a) If an Event of Default shall occur and be continuing, after the expiration of any notice and cure periods as set forth in the Mortgage Bond Indenture, the Mortgagor shall, within ten (10) days of demand of the Mortgagee, forthwith surrender to the Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, the Mortgagee may itself, or by such officers or agents as it may appoint, enter and take exclusive possession of all the Mortgaged Property and of all books, records and accounts relating thereto or located thereon without the appointment of a receiver or an application therefor and exclude the Mortgagor and its agents and employees wholly therefrom.

(b) If the Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof in accordance with the terms hereof, the Mortgagee may invoke any legal remedies to dispossess the Mortgagor. The Mortgagor will pay to the Mortgagee, upon demand, all reasonable documented and out of pocket expenses of obtaining such judgment or decree, including compensation to the Mortgagee’s attorneys (excluding internal counsel) and agents; and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c) In each and every Event of Default, and during the continuance thereof, the Mortgagee directly or by its agents or attorney may, to the extent permitted by law, enter upon the Mortgaged Property; may exclude the Mortgagor and its agents and employees wholly therefrom; either directly or by its receivers, agents, employees or attorneys, may use, operate, lease, manage and control the Mortgaged Property, and conduct the business of the Mortgaged Property in any reasonable manner; may make all repairs, renewals, replacements and useful alterations, additions, betterments and improvements to the Mortgaged Property as the Mortgagee may deem necessary and proper; may manage and operate the Mortgaged Property and exercise all rights and powers of the Mortgagor in respect thereof, and be entitled to collect and receive all tolls, earnings, income, rents, issues and profits thereof; and, after deducting all expenses incurred hereunder and all payments which may be made for taxes, assessments, insurance and prior or other proper charges upon the Mortgaged Property or any part thereof, as well as compensation for the services of the Mortgagee, its agents, employees, attorneys (excluding internal counsel) and receivers, the Mortgagee shall apply the moneys it obtains from the foregoing in accordance with the Collateral Trust Agreement.

(d) If at any time after the principal of the Mortgage Bonds, 2002 Indenture Notes and 2006 Indenture Notes shall have been so declared due and payable and before any sale of the Mortgaged Property shall have been made pursuant to this Section 2.02, all arrears of interest upon all of such Mortgage Bonds, 2002 Indenture Notes and 2006 Indenture Notes, with interest upon overdue installments of interest at the same rates respectively as were borne by the respective Mortgage Bonds, 2002 Indenture Notes and 2006 Indenture Notes on which installments of interest were overdue, shall either be paid by the Mortgagor or be collected out of the Mortgaged Property, and all Events of Default shall have been remedied, then the Mortgage Bond Trustee, by written notice to the Mortgagor and to the Mortgagee, may rescind such declaration and its consequences; but no such rescission shall extend to or affect any subsequent Event of Default, or impair any right consequent thereon.

SECTION 2.03. Right to Cure the Mortgagor’s Failure to Perform. Should the Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Mortgage Bond Indenture (but only with respect to the

Mortgaged Property), after the expiration of any applicable cure period set forth herein or the Mortgage Bond Indenture, the Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by the Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon. The Mortgagee is hereby empowered to enter and to authorize others to enter upon the Mortgaged Property or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Mortgagor, to any person in possession holding under the Mortgagor or to any other person, other than as determined to have been caused by the Mortgagee’s own gross negligence or willful misconduct. In connection with any such entry, the Mortgagee shall provide prior written notice, enter during regular business hours (except in the case of an emergency) and use commercially reasonable efforts not to interrupt the Mortgagor’s operations at the Mortgaged Property.

SECTION 2.04. Right to a Receiver. During the continuance of an Event of Default, upon application to a court of competent jurisdiction or as otherwise required by applicable law and without notice, a receiver may be appointed to take possession of, and to operate, maintain and manage, the whole or any part of the Mortgaged Property, and the Mortgagor shall transfer and deliver to such receiver all such Mortgaged Property, wheresoever it may be situated; and in every case, when a receiver of the whole or of any part of such Mortgaged Property shall be appointed under this Section 2.04, or otherwise, the net income and profits of such Mortgaged Property shall be paid over to, and shall be received by, the Mortgagee. Any receiver so appointed shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court. The Mortgagor shall pay to the Mortgagee upon demand all reasonable documented and out of pocket expenses, including receiver’s fees, reasonable attorney’s fees (excluding internal counsel) and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.04; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee.

SECTION 2.05. Foreclosure and Sale. (a) If an Event of Default shall occur and be continuing, after the expiration of any notice and cure periods set forth herein or the Mortgage Bond Indenture, the Mortgagee may elect to institute proceedings for the complete foreclosure of this Mortgage, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, the Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor.

(b) In case of any sale of any Mortgaged Property, any holder of Mortgage Bonds or the Mortgagee, may bid for and purchase any Mortgaged Property, and, upon compliance with the terms of sale, may hold, retain, possess and dispose of such Mortgaged Property in absolute right of such holder or the Mortgagee, without further accountability, and shall be entitled, for the purpose of making settlement or payment for the Mortgaged Property purchased, to use and apply any Mortgage Bonds by presenting such Mortgage Bonds, in order that there may be credited thereon the sum apportionable and applicable thereto out of the net proceeds of such sale; and thereupon such purchaser shall be credited on account of such purchase price, with the sum apportionable and applicable out of such net proceeds to the payment of or as credit on the outstanding Mortgage Bonds so presented.

(c) From time to time the Mortgagee, or other person acting in any sale of Mortgaged Property to be made under this Mortgage, may adjourn such sale by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and without further notice or publication, such sale may be made at the time and place to which such sale shall be so adjourned.

(d) Upon the completion of any sale of any Mortgaged Property under or by virtue of this Mortgage, the Mortgagee shall execute and deliver on behalf of the Mortgagor and itself, as Mortgagee, to the purchaser a sufficient deed or other instruments conveying, assigning and transferring such Mortgaged Property free from the lien of this Mortgage. The Mortgagee and its successors are hereby appointed the attorneys of the Mortgagor, in its name and stead, to make all necessary conveyances, assignments and transfers of Mortgaged Property, including customary representations and warranties, and for that purpose may execute all necessary deeds and instruments of conveyance, assignment and transfer, and may substitute one or more persons with similar power, the Mortgagor hereby ratifying and confirming all that its attorneys, or such substitute or substitutes, shall do by virtue hereof. Nevertheless, the Mortgagor, if so requested by the Mortgagee, shall join in the execution and delivery of such conveyances, assignments and transfers. Any such sale of Mortgaged Property made under or by virtue of this Mortgage; whether under the power of sale herein granted or pursuant to judicial proceedings, shall be deemed to have been sold at a commercially reasonable price and shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Mortgagor and the Mortgagee hereunder, in and to the Mortgaged Property sold, and shall be a perpetual bar, both at law and in equity, against the Mortgagor, its successors and assigns, and against any and all persons claiming or to claim the Mortgaged Property sold or any part thereof, from, through or under the Mortgagor or its successors or assigns or this Mortgage.

(e) The Mortgaged Property may be sold subject to unpaid taxes and Permissible Encumbrances, and, after deducting all costs, fees and expenses of the Mortgagee (including costs of evidence of title in connection with the sale), the Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.07.

(f) Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Secured Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(g) If an Event of Default shall occur and be continuing, the Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.05(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce the performance of any term, covenant, condition or agreement of this Mortgage or any other right, or (ii) to pursue any other remedy available to the Mortgagee under applicable law, all as the Mortgagee shall determine most effectual for such purposes.

SECTION 2.06. Other Remedies. (a) In case an Event of Default shall occur and be continuing, the Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC, rights and recourses granted in the Mortgage Bond Indenture and the Collateral Trust Agreement and available at law or in equity (including under the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against the Mortgagor under the Mortgage Bond Indenture, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee in the enforcement of any rights, remedies or recourses under the Mortgage Bond Indenture or otherwise at law or equity shall be deemed to cure any Event of Default.

(b) In connection with a sale of the Mortgaged Property or any personal property and the application of the proceeds of sale as provided in Section 2.07, the Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Secured Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Secured Obligations remaining unpaid, with interest.

SECTION 2.07. Application of Sale Proceeds. (a) If an Event of Default shall have occurred and be continuing, at any time at the Mortgagee’s election, the Mortgagee may apply all or any part of the net cash proceeds of Shared Collateral realized through the exercise by the Mortgagee of its remedies hereunder, whether or not held in any Collateral Account, in payment of the Secured Obligations as provided in the Collateral Trust Agreement.

(b) The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in each case in accordance with and subject to the requirements of the Collateral Trust Agreement. The receipt by the Mortgagee or other authorized person of money paid for the purchase of Mortgaged Property shall be a sufficient discharge to any purchaser of such Mortgaged Property; and no such purchaser or the representative, grantee or assignee of such purchaser, after paying such purchase money and receiving such receipt, shall be affected by, or in any manner answerable for, any loss, misapplication or non-application of such purchase money, or be bound to inquire as to the authorization, necessity, expediency or regularity of such sale.

SECTION 2.08. Mortgagor as Tenant Holding Over. If the Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by the Mortgagee, at the Mortgagee’s election the Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted, forcibly or otherwise, with or without process of law, according to provisions of law applicable to tenants holding over.

SECTION 2.09. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. The Mortgagor waives, to the extent not prohibited by law, (a) the benefit of all laws now existing or that hereafter may be enacted (i) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (ii) in any way extending the time for the enforcement or the collection of amounts due under any of the Secured Obligations or creating or extending a period of redemption from any sale made in collecting such debt or any other amounts due the Mortgagee; (b) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency; and (c) all rights of redemption (both statutory and equitable), valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Secured Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.10. Discontinuance of Proceedings. In case the Mortgagee shall have proceeded to enforce any right under this Mortgage by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned because of a waiver, or for any other reason, or shall have been determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder in respect of the Mortgaged Property; and all rights, remedies and powers of the Mortgagee shall continue as though no such proceeding had been taken, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of the Mortgagee thereafter to exercise any right, remedy or recourse under the Mortgage Bond Indenture or Collateral Trust Agreement for such Event of Default.

SECTION 2.11. Suits to Protect the Mortgaged Property. The Mortgagee shall have power to institute and to maintain such suits and proceedings as it may be advised shall be necessary or expedient to prevent any impairment of the lien of this Mortgage by any acts of the Mortgagor, or of others, in violation of this Mortgage or which are unlawful, or as the Mortgagee may be advised shall be necessary or expedient to preserve and to protect its interests and the security and interests of the holders of the Mortgage Bonds, 2002 Indenture Notes and 2006 Indenture Notes in respect of the Mortgaged Property, or in respect of the income, earnings, rents, issues and profits thereof, including power to institute and to maintain suits or proceedings to restrain the enforcement of, or compliance with, or the observance of, any legislative or other governmental enactment, rule or order which may be unconstitutional or otherwise invalid, if the enforcement of, or compliance with, or observance of, such enactment, rule or order would impair the lien of this Mortgage or be prejudicial to the interests of the Mortgage Bonds, 2002 Indenture Notes, 2006 Indenture Notes or the Mortgagee, provided that the Mortgagee shall have no obligation to exercise such power.

SECTION 2.12. Possession by Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, any of its property or the Mortgaged Property, the Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to the Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.13. Waiver. (a) No delay or failure by the Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised from time to time and as often as may be deemed expedient by the Mortgagee. No consent or waiver by the Mortgagee to or of any breach or Event of Default by the Mortgagor in the performance of the Secured Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Secured Obligations by the Mortgagor hereunder. No failure on the part of the Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by the Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b) Even if the Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of the Mortgage Bond Indenture, (vi) consents to the filing of a map, plat or replat affecting the Mortgaged Property, (vii) consents to the granting of an easement or other right affecting the Mortgaged Property or (viii) makes or consents to an agreement subordinating the Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude the Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by the Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, the Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.14. Mortgagee May File Proofs of Claims. The Mortgagee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Mortgagee and of the holders of the Mortgage Bonds, 2002 Indenture Notes or 2006 Indenture Notes allowed in any judicial proceedings relative to the Mortgagor, its creditors or Mortgaged Property. Nothing contained in this Mortgage shall be deemed to authorize the Mortgagee to authorize or consent to or accept or adopt on behalf of any holder of Mortgage Bonds, 2002 Indenture Notes or 2006 Indenture Notes, any plan of reorganization, arrangement, adjustment or composition affecting the Mortgage Bonds, 2002 Indenture Notes, 2006 Indenture Notes or any holder thereof, or to authorize the Mortgagee to vote in respect of the claim of any holder of Mortgage Bonds, 2002 Indenture Notes or 2006 Indenture Notes in any such proceeding.

SECTION 2.15. Mortgagee May Enforce Rights. All rights of action under this Mortgage may be enforced by the Mortgagee without the possession of any Mortgage Bond, 2002 Indenture Note or 2006 Indenture Note or the production thereof at trial or other proceedings relative thereto, and any such suit or proceedings instituted by the Mortgagee shall be brought in its own name, and any recovery of judgment shall be for the ratable benefit of the holders of the Mortgage Bonds, 2002 Indenture Notes or 2006 Indenture Notes.

SECTION 2.16. Payment of Litigation Expenses. Each holder of any Mortgage Bond or any Equal and Ratable Note, its acceptance hereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Mortgage, or in any suit against the Mortgagee for any action taken or omitted by it as Mortgagee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but this Section 2.19 shall not apply to any suit instituted by the Mortgagee, to any suit instituted by any holders having more than 10% in aggregate principal amount of outstanding Mortgage Bonds, 2002 Indenture Notes or 2006 Indenture Notes, or to any suit instituted by any holder for the enforcement of the payment of the principal of, premium, if any, or interest, if any, on any Mortgage Bond, 2002 Indenture Note or 2006 Indenture Note on or after the respective due dates expressed therein.

ARTICLE III

Miscellaneous

SECTION 3.01. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall, at the option of the Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02. Notices. All notices and communications hereunder shall be in writing and given to the Mortgagor and the Mortgagee in accordance with the terms of the Mortgage Bond Indenture at the address set forth on the first page of this Mortgage.

SECTION 3.03. Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Mortgaged Property and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of the Mortgagor and the successors and assigns of the Mortgagee. The Mortgagor shall not, without the prior written consent of the Mortgagee, assign any rights, duties or obligations hereunder except as otherwise permitted by the Mortgage Bond Indenture or Collateral Trust Agreement.

SECTION 3.04. Satisfaction and Cancellation. (a) The conveyance to the Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall be null and void upon payment in full of all Secured Obligations.

(b) Upon a sale or financing by the Mortgagor of all or any portion of the Mortgaged Property in accordance with the Mortgage Bond Indenture and Collateral Trust Agreement and the application of the net cash proceeds of such sale or financing in accordance with the terms of the Mortgage Bond Indenture and/or Collateral Trust Agreement, (i) the Mortgagee, at the Mortgagor’s expense, shall release the liens and security interests of this Mortgage as to the applicable portion of the Mortgaged Property; and (ii) upon the Mortgagor’s written request, the Mortgagee shall deliver an assignment of this Mortgage in proper form for recording, to the

Mortgagor or to any person at the Mortgagor’s direction, without recourse to the Mortgagee and without any representation or warranty by the Mortgagee other than that the Mortgagee is the Mortgagee under the Mortgage, that it has not assigned, encumbered or otherwise transferred the Mortgage or any part thereof, and the Mortgagee has the authority to assign the Mortgage to the assignee thereof, and the Mortgagee shall deliver to the Mortgagor a payoff letter or similar writing as of the date of such assignment; provided, however, that the Mortgagee shall have received at the time of, and with respect to such satisfaction or assignment, reimbursement of all reasonable out of pocket costs actually incurred by the Mortgagee in preparing and delivering such satisfaction or assignment.

(c) In connection with any termination or release pursuant to paragraph (a), the Mortgage shall be marked “satisfied” by the Mortgagee, and this Mortgage shall be canceled of record at the request and at the expense of the Mortgagor. The Mortgagee shall execute any documents reasonably requested by the Mortgagor to accomplish the foregoing or to accomplish any release contemplated by this Section 3.04 and the Mortgagor will pay all reasonable and documented out of pocket costs and expenses, including reasonable attorneys’ fees (excluding internal counsel), disbursements and other charges, incurred by the Mortgagee in connection with the preparation and execution of such documents.

SECTION 3.05. Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to;” (b) “provisions” shall mean “provisions, terms, covenants and/or conditions;” (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or Mortgage;” (d) “obligation” shall mean “obligation, duty, covenant and/or condition;” and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein.” Any act that the Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by the Mortgagee or any person or entity designated by the Mortgagee. Each appointment of the Mortgagee as attorney-in-fact for the Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, the Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its reasonable discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

SECTION 3.06. Amendments, etc. This Mortgage may not be amended, supplemented or otherwise modified without the written consent of the Mortgagee in accordance with the Collateral Trust Agreement.

SECTION 3.07. No Oral Modification. This Mortgage may not be changed or terminated orally. Any agreement made by the Mortgagor and the Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

SECTION 3.08. Collateral Trust Agreement Governs. In exercising its rights hereunder, the Mortgagee agrees to be bound by the provisions of the Collateral Trust Agreement and shall be entitled to the privileges, rights, indemnities and other benefits thereof. In the event of any conflict between the terms of the Collateral Trust Agreement and this Mortgage, the terms of the Collateral Trust Agreement shall govern and control.

SECTION 3.09. Entire Agreement. This Mortgage and the Collateral Trust Agreement embody the entire agreement and understanding between the Mortgagee and the Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.

ARTICLE IV

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Mortgaged Property is located:

SECTION 4.01. Applicable Law; Certain Particular Provisions. This Mortgage shall be governed by and construed in accordance with the internal law of the state of Iowa, except that the Mortgagor expressly acknowledges that by its terms, the Mortgage Bond Indenture and Equal and Ratable Bond Indentures shall be governed by the internal law of the State of New York, without regard to principles of conflict of law. The Mortgagor and the Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state of Iowa.

SECTION 4.02. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER THE MORTGAGE BOND INDENTURE OR THE COLLATERAL TRUST AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER THEREOF OR THE TRUSTEE/OBLIGOR RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 4.02 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 4.03. Local Law Provisions.

(a) This Mortgage is subject to the following terms and provisions:

(i) Any action to enforce or to foreclose this Mortgage will be construed in accordance with the laws of the State of Iowa by a court located in the county in which the applicable Mortgaged Property is located. In the event of any conflict between the terms of this Mortgage and the provisions of Iowa law, then the conflict shall be resolved according to the terms of Iowa law as interpreted by a court located in the county in which the applicable Mortgaged Property is located.

(ii) In connection with the exercise of remedies, any action with respect to agricultural property requires a mediation procedure as outlined in Iowa Code Chapter 654.2C and the Mortgagor has the right to cure certain defaults within thirty (30) days after receiving any notice of Event of Default.

(iii) Any mortgage accepted from a “transmitting utility” as defined by Iowa Code Section 554.9102 shall comply with Section 554B.3 of the Iowa Code.

(iv) Any non-residential mortgage granted in Iowa shall be entitled to the protections and procedures set forth in Chapters 654 and 655A of the Iowa Code.

(b) In the event of any conflict between the terms and provisions contained in the body of this Mortgage and the terms and provisions set forth in this Section 4.03, the terms and provisions set forth in this Section 4.03 shall govern and control.

IN WITNESS WHEREOF, this Mortgage has been duly executed by the Mortgagor as of the date first above written.

MIDAMERICAN ENERGY COMPANY, an Iowa corporation

By:
	Name:	William J. Fehrman
	Title:	President and Chief Executive Officer

By:
	Name:	Paul J. Leighton
	Title:	Vice President and Corporate Secretary

STATE OF IOWA COUNTY OF POLK

This instrument was acknowledged before me on             , 2013, by William J. Fehrman, President and Chief Executive Officer of MidAmerican Energy Company, an Iowa corporation.

Notary Public in and for the State of Iowa

STATE OF IOWA COUNTY OF POLK

This instrument was acknowledged before me on             , 2013, by Paul J. Leighton, Vice President and Corporate Secretary of MidAmerican Energy Company, an Iowa corporation.

Notary Public in and for the State of Iowa

Exhibit A

to Mortgage

Description of the Property

[To be provided]